Exhibit 10.1

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 17th day of April 2017 (the “Effective Date”) by and between WageWorks, Inc., a Delaware corporation (the “Corporation”), and Joseph L. Jackson (“Executive”).

WHEREAS, Executive previously entered into an employment agreement with the Corporation dated February 12, 2007 which was subsequently amended on June 1, 2007 and again on January 28, 2008. On July 1, 2008, the Corporation and Executive entered into an amended and restated employment agreement which agreement was further amended on February 12, 2009 and February 12, 2010. On November 23, 2010, the Corporation and Executive entered into a second amended and restated employment agreement. The original employment agreement, the amended and restated employment agreement, the second amended and restated employment agreement, and any and all amendments thereto are collectively referred to as the “Original Employment Agreement.”

WHEREAS, the Corporation and Executive desire to amend and restate the Original Employment Agreement to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances that are competitive and provide Executive with enhanced financial security and incentive and encouragement to remain with the Corporation notwithstanding the possibility of a Change in Control.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Executive and the Corporation agree as follows:

PART ONE - DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Administrator means the compensation committee of the Board.

Board means the Corporation’s Board of Directors.

Change in Control shall have the same meaning as defined in the Plan.

Change in Control Severance Benefits means the various payments and benefits to which Executive may become entitled under Part Four of this Agreement.

Change in Control Severance Period means the period commencing with the Corporation’s execution of the definitive agreement for a Change in Control and continuing until the end of the twenty-four (24)-month period measured from the closing date of that Change in Control.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Corporation’s common stock.

Employment Period is defined in Part Two - 2 of this Agreement.

Equity Awards means Executive’s equity awards to purchase shares of Common Stock, including restricted stock units, Performance Equity Awards, and the Options.

Government Agencies means any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board.

Incapacity means the inability of Executive, by reason of any injury or illness, to properly perform Executive’s normal duties and responsibilities under this Agreement for a period of more than one hundred eighty (180) consecutive days.

Involuntary Termination means Executive’s Separation from Service as a result of either: (A) the Corporation’s termination of Executive’s employment for any reason other than a Termination for Cause, (B) Executive’s death or Incapacity, or (C) Executive’s voluntary resignation within ninety (90) days following the end of the notice period following the occurrence of one or more of the following without Executive’s written consent: (i) a material reduction in Executive’s total cash compensation opportunity as in effect immediately prior to the earlier of: (1) the date of Executive’s Separation from Service or (2) the Change in Control; provided, however, that a reduction of ten percent (10%) or more is deemed to be material for such purpose, (ii) a material relocation of Executive’s principal place of employment, with a relocation that is more than twenty-five (25) miles from the location of Executive’s principal place of employment as in effect immediately prior to the Change in Control, (iii) a material breach by the Corporation of any of its obligations under any written agreement between Executive and the Corporation, or (iv) a material reduction in Executive’s job duties, authority, or responsibilities as in effect immediately prior to the earlier of: (1) the date of Executive’s Separation from Service or (2) the Change in Control; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Corporation being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Corporation remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) is deemed to be material for such purpose; provided, however, that Executive’s removal as Chairman of the Board and/or any reduction of Executive’s duties, authority, or responsibilities as Chairman of the Board will not constitute grounds for an Involuntary Termination; provided, however, that none of the events specified in this clause (C) shall constitute grounds for an Involuntary Termination unless Executive first provides written notice to the Corporation describing the applicable event within ninety (90) days following the occurrence of that event and the Corporation fails to cure such event within thirty (30) days after receipt of such written notice.

Option means any option granted to Executive under the Plan or otherwise to purchase shares of Common Stock.

Performance Equity Awards means any Equity Awards that are eligible to vest, in whole or in part, based on the achievement of one or more performance metrics.

Plan means the Corporation’s 2010 Equity Incentive Plan and any successor stock incentive plan subsequently implemented by the Corporation.

Section 409A means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

Separation from Service means the cessation of Executive’s status as an Employee of the Corporation and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform as an Employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A. For purposes of determining whether Executive has incurred a Separation from Service, Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any other corporation or business controlled by, controlling or under common control with, the Corporation as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which Executive is provided with a right to reemployment with the Corporation either by statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes Executive to be unable to perform Executive’s duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and Executive is not provided with a right to reemployment by either statute or contract, then Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.

Termination for Cause means a Separation from Service as a result of the termination of Executive’s employment by the Corporation due to (i) the commission of any act of fraud, embezzlement or by Executive or Executive’s commission of, or plea of nolo contendere to, a felony, (ii) any intentional use or intentional disclosure by Executive of confidential information or trade secrets of the Corporation (or any parent or subsidiary of the Corporation), (iii) any other intentional misconduct by Executive adversely affecting the business or affairs of the Corporation

(or any parent or subsidiary of the Corporation), (iv) Executive’s failure to cure any breach of Executive’s obligations under Executive’s Proprietary Information and Inventions Agreement with the Corporation after written notice of such breach from the Corporation and a reasonable cure period of at least thirty (30) days (v) Executive’s continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from Executive’s supervisor which describes the basis for the supervisor’s belief that Executive has not substantially performed Executive’s duties and provides Executive with at least fourteen (14) days to take corrective action, or (vi) intentional disregard of the Corporation’s policies and procedures so as to cause loss, damage or injury to the property, reputation or employees of the Corporation (or any parent or subsidiary of the Corporation). The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any parent or subsidiary of the Corporation) may consider as grounds for the dismissal or discharge of Executive or any other individual in the service of the Corporation (or any parent or subsidiary of the Corporation), but a dismissal for such other acts or omissions shall not constitute a Termination for Cause for purposes of this Agreement.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

1. Duties and Responsibilities.

A. Executive shall continue to serve as the Chairman of the Board and Chief Executive Officer of the Corporation and shall in such capacity continue to report directly to the Board. As Chairman of the Board and Chief Executive Officer of the Corporation, Executive shall continue to devote his full business time and attention to the business and affairs of the Corporation during the Employment Period. Executive shall not engage in any other business, job or consulting activity during the Employment Period without the written permission of the Administrator.

B. Executive’s principal place of employment shall continue to be the Corporation’s principal offices in San Mateo, California, but Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

C. Executive shall continue to remain subject to the terms and conditions of his Proprietary Information and Inventions Agreement with the Corporation dated February 13, 2007 (“PIIA”) throughout the Employment Period and thereafter, in accordance with its terms. A copy of such agreement is attached hereto as Exhibit A.

2. Employment Period. Executive’s employment with the Corporation pursuant to this Agreement shall be “at will,” and either the Corporation or Executive may terminate the employment relationship at any time in accordance with the provisions of Part Two - 8. The period during which Executive is in fact employed by the Corporation pursuant to this Agreement shall constitute the “Employment Period” hereunder.

3. Cash Compensation.

A. Executive shall continue to be paid a base salary at the annualized rate of $750,000.00. Such rate shall be subject to annual review by the Administrator and may be adjusted in the Administrator’s discretion. Base salary shall be paid at periodic intervals in accordance with the Corporation’s payroll practices for salaried employees.

B. For each fiscal year of the Corporation during the Employment Period, Executive shall be eligible to receive a cash bonus at a target amount and dollar amount determined by the Administrator, but the target for such bonus shall not be less than one hundred percent (100%) of Executive’s base salary received during such fiscal year. The actual bonus payable for each fiscal year will depend upon Executive’s performance and the extent to which Executive has achieved the performance goals established for the Administrator for that year. Any bonus awarded to Executive shall be paid by the fifteenth (15th) day of the third (3rd) calendar month following the close of the calendar year for which such bonus is earned.

C. The Corporation shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Corporation under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Equity Compensation. The Administrator will periodically review Executive’s overall compensation and may, in its sole discretion, grant additional Equity Awards to Executive during the Employment Period.

5. Expense Reimbursement. In addition to the compensation specified in Part Two - 3, Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Corporation for all business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes the Corporation with vouchers, receipts and other details of such expenses in the form required by the Corporation sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities (“Supporting Documentation”) and any reimbursement policy that the Corporation may have in place from time to time. Executive must submit the Supporting Documentation for each such expense within sixty (60) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Corporation will reimburse Executive for that expense within thirty (30) days thereafter. In no event will any such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.

6. Fringe Benefits. Executive shall, throughout the Employment Period, be eligible to participate in all employee benefit plans and programs, such as group term life insurance and group medical plans, which are made available to the Corporation’s full-time employees and for which Executive qualifies.

Executive shall accrue paid vacation benefits during the Employment Period initially at the rate of three weeks annually, in accordance with the vacation policies of the Corporation, and may take his accrued vacation at such time or times as are mutually convenient to the Corporation and Executive.

7. Restrictive Covenant: Non-Solicitation. During the Employment Period and for the a period of twelve (12) months immediately following the termination of the Employment Period for any reason, whether voluntary or involuntary, with or without cause, Executive will not directly or indirectly solicit any of the Corporation’s employees to leave their employment at the Corporation. Nothing in this Part Two - 7 shall affect Executive’s continuing obligations under this Agreement or the PIIA during and after this twelve (12) month period.

8. Termination of Employment. Executive’s employment pursuant to this Agreement is “at will” and may be terminated by either party in accordance with the following provisions:

A. Upon Executive’s death or Incapacity (for which no reasonable accommodation is available) during the Employment Period, the employment relationship created pursuant to this Agreement and the Employment Period shall immediately terminate.

B. The Corporation may terminate Executive’s employment under this Agreement at any time for any reason, by providing written notice of such termination to him. If such termination notice is given to Executive, the Corporation may, if it so desires, immediately relieve Executive of some or all of his duties.

C. Executive may terminate his employment under this Agreement at any time by giving the Corporation written notice of such termination.

D. The Corporation may at any time, upon written notice, discharge Executive from employment with the Corporation hereunder pursuant to a Termination for Cause. Such termination shall be effective immediately upon such notice.

9. Payments Due Upon Any Termination. Upon any termination of Executive’s employment with the Corporation, the Corporation shall provide to Executive: (i) any unpaid base salary earned under Part Two - 3 for services rendered through the date of the termination, and (ii) the dollar value of all accrued and unused vacation benefits based upon Executive’s most recent level of base salary, and (iii) any bonus amount actually earned and vested at the time of such termination but not previously paid to Executive. In addition, except as otherwise provided in Part Three - 2.D, Part Four - 2.D, and Part Five - 1 of this Agreement, Executive’s outstanding Equity Awards, if any, shall be governed by the terms of the applicable award agreement and the Plan. Notwithstanding the foregoing, any vested amounts deferred by Executive under one or more of the Corporation’s non-qualified deferred compensation programs or arrangements subject to Section 409A that remain unpaid on the date of such termination of Executive’s employment shall be paid at such time and in such manner as set forth in each applicable plan or agreement, subject, however, to the deferred payment provisions of Part Five - 3.

PART THREE - SEVERANCE BENEFITS

1. Severance Benefit Conditions. Upon Executive’s Involuntary Termination at any time other than during the Change in Control Severance Period, then Executive shall become eligible to receive the severance benefits provided under this Part Three. Those benefits shall be in lieu of any other severance benefits for which Executive might otherwise be eligible by reason of his termination of employment or Separation from Service under such circumstances.

Notwithstanding the foregoing, Executive’s entitlement to severance benefits under this Part Three shall be subject to the following requirements (collectively, the “Severance Benefit Conditions”):

A. In order to receive any severance benefits under this Part Three, but not less than an amount equal to two (2) month of salary continuation payments and at least two (2) months of reimbursed Coverage Costs under Part Three - 2.A and Part Three - 2.B, Executive must comply with each of the following requirements:

(i) Executive shall, within sixty (60) days following such Separation from Service, execute and deliver to the Corporation a Severance & General Release Agreement, in substantially the form attached as Exhibit B hereto (the “Release”), which must become effective and irrevocable, in accordance with applicable law, no later than sixty (60) days following such Separation from Service (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance benefits under this Agreement. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date of Executive’s Separation from Service through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event Executive’s Separation from Service occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which the Separation from Service occurs, then any severance payments under this Agreement that would be considered deferred compensation under Section 409A will be paid on, or in the case of installments, will not commence until, the sixty-first (61st) day after the date of the Involuntary Termination, or such later date as provided in Part Five - 3 of this Agreement.

The provisions of this Agreement are intended to be exempt from or in compliance with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. The Corporation and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(ii) Executive shall have complied with, and shall continue to comply with, all of Executive’s obligations under the PIIA.

B. In order to receive additional severance benefits under this Part Three in excess of two (2) months of salary continuation payments and two (2) months of reimbursed Coverage Costs (“Additional Severance Benefits”), Executive must comply with each of the additional requirements as follows:

(i) Executive must comply with all of Executive’s obligations under the PIIA that survive the termination of Executive’s employment with the Corporation.

(ii) Executive must comply with the restrictive covenants set forth in Part Two - 7 of this Agreement.

In the event that Executive violates the PIIA, or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Part Two - 7, Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any Additional Severance Benefits.

2. Severance Benefits. Subject to the requirements of Part Three - 1, the severance benefits to which Executive may become entitled under this Part Three shall consist of the following:

A. Salary Continuation Payments. Executive shall be eligible to receive Executive’s base salary for a total period of eighteen (18) months at the annualized rate in effect for him at the time of his Involuntary Termination; provided, however, that if Executive’s Involuntary Termination is due to an event set forth in clause (C)(i) of the “Involuntary Termination” definition, then such salary continuation payments shall be based on the annualized rate of base salary in effect for Executive immediately prior to the applicable reduction. The salary continuation payments shall be made at periodic intervals in accordance with the Corporation’s payroll practices for salaried employees, beginning with the first pay date within the sixty (60)-day period measured from the date of Executive’s Separation from Service due to such Involuntary Termination on which the requisite Release is effective. In no event shall the first such payment be made later than the last day of such sixty (60)-day period on which the Release is so effective, unless a further deferral is required pursuant to Part Five - 3 of this Agreement. The salary continuation payments to which Executive becomes entitled in accordance with this Part Three - 2.A or Part Four - 2.A, if applicable) shall be treated as a right to a series of separate payments for purposes of Section 409A.

B. Health Care Coverage. Provided Executive and Executive’s eligible dependents elect to continue medical care coverage under the Corporation’s group health care plans pursuant to the applicable COBRA provisions, the Corporation shall reimburse Executive for the costs he incurs to obtain such continued coverage for Executive and Executive’s eligible dependents (collectively, the “Coverage Costs”) until the earliest to occur of (i) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which Executive’s Involuntary Termination occurs, (ii) the first date on which Executive and Executive’s eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants of Part Two - 7. In order to obtain reimbursement for his Coverage Costs, Executive must submit appropriate evidence to the Corporation of each periodic payment within sixty (60) days after the payment date, and the Corporation shall within thirty (30) days after such submission reimburse Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to Executive, the Corporation shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be Executive’s sole responsibility. Any additional health care coverage to which Executive and his spouse and dependents may be entitled under COBRA following the period of such Coverage Cost reimbursement under this Part Three - 2.B or Part Four - 2.B, as applicable shall be at Executive’s sole cost and expense.

Notwithstanding the foregoing, if the Corporation determines, in its sole discretion, that it cannot provide the foregoing Coverage Costs without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act, the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010), the Corporation will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the portion of the monthly Coverage Costs, which payments will be made regardless of whether Executive or his eligible dependents elect COBRA continuation coverage on the same payment schedule as the Coverage Costs and will end on the earliest to occur of (i) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which Executive’s Involuntary Termination occurs, (ii) the first date on which Executive and Executive’s eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Part Two - 7 of this Agreement. For the avoidance of doubt, the taxable payments in lieu of Coverage Costs may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

C. Tax Gross-Up Payment. To the extent reimbursements of Coverage Costs under Part Three - 2.B or the payments in lieu of Coverage Costs under Part Three - 2.B constitute taxable income to Executive, Executive shall be entitled to an additional cash payment in a dollar amount sufficient to cover the federal and state income tax liability attributable to such taxable income and the additional tax gross-up payment made hereunder. Unless a further deferral is required pursuant to Part Five - 3 of this Agreement, each such tax gross-up payment shall be paid to or on behalf of Executive within ten (10) business days after the federal and state income taxes to which it relates are remitted to the appropriate tax authorities. In no event shall any further payments be made under this Part Three - 2.C should Executive fail to comply with the Severance Benefit Conditions.

D. Equity Award Vesting Acceleration.

(i) If Executive holds one or more unvested Options that are subject solely to time-based vesting that remain outstanding as of immediately prior to Executive’s Involuntary Termination, then the unvested portion of each such Option that would have otherwise vested and become exercisable had Executive completed an additional eighteen (18) months of continued employment from the date of Executive’s Involuntary Termination shall immediately vest and become exercisable within the sixty (60) day period following the date on which the Release is effective, unless a further deferral is required pursuant to Part Five - 3 of this Agreement.

(ii) If Executive holds one or more outstanding Performance Equity Awards for which the performance metrics remain outstanding as of immediately prior to Executive’s Involuntary Termination and such Performance Equity Awards were granted within the twelve (12) month-period preceding Executive’s Involuntary Termination (such period, the “Protection Period”), all vesting of such Performance Equity Awards shall cease at the time of Executive’s Involuntary Termination and the then-unvested portion of such Performance Equity Awards immediately shall be forfeited to the Corporation at no cost to the Corporation. With respect to any such Performance Equity Award that is an Option that is vested and exercisable as of such time, Executive shall not have more than the period of time specified in the applicable stock option agreement in which to exercise each such Option following such Involuntary Termination for any shares of Common Stock for which that Option is vested and exercisable at the time of such Involuntary Termination, subject to earlier termination pursuant to the terms of the Plan.

(iii) If Executive holds one or more outstanding Performance Equity Awards for which the performance metrics remain outstanding as of immediately prior to Executive’s Involuntary Termination and such Performance Equity Awards were granted before the beginning of the Protection Period, Executive shall remain eligible to vest in each such Performance Equity Award determined as follows: (1) the portion of such Performance Equity Award that otherwise would be eligible to vest based on actual achievement of the relevant performance metrics during the full performance period multiplied by (2) a fraction (a) the numerator of which is the total number of calendar days between the beginning of such performance period and the date of Executive Involuntary Termination and (b) the denominator of which is the total number of days in such Performance Equity Award’s performance period (the “Accelerable Portion”). Any portion of each such Performance Equity Award that can never vest by its terms shall immediately shall be forfeited to the Corporation at no cost to the Corporation. If the Accelerable Portion that becomes eligible to vest based on the formula described in this paragraph shall become vested and, to the extent applicable, exercisable after the end of the performance period to which such Performance Equity Award is subject and at the same time as similar performance-based equity awards will be payable to other executives, unless a further deferral is required pursuant to Part Five - 3 of this Agreement.

(iv) Notwithstanding the foregoing, if Executive undergoes a Separation from Service due to Executive’s death or Incapacity at any time, Executive shall be eligible to receive the Equity Award acceleration benefits set forth in Part Four - 2.D rather than the Equity Award acceleration benefits set forth in this Part Three - 2.D.

Any Options for which vesting is accelerated pursuant to this Part Three - 2.D, together with all other Options held by Executive that are vested and exercisable as of immediately prior to such Involuntary Termination, may be exercised for any or all of the underlying shares as fully-vested shares. Any Options as so accelerated and all other vested Options held by Executive shall remain outstanding until the earlier of (1) the expiration date of the maximum option term or (2) the expiration of the limited period of time specified in the applicable stock option agreement for which the Option is to remain exercisable following Executive’s termination of employment with the Corporation, subject to earlier termination under the Plan.

PART FOUR - CHANGE IN CONTROL SEVERANCE BENEFITS

1. Change in Control Severance Benefits Entitlement. Upon Executive’s Involuntary Termination within the Change in Control Severance Period, Executive shall become eligible to receive the Change in Control Severance Payments set forth in Part Four - 2, subject to the conditions set forth therein. The Change in Control Severance Payments provided under this Part Four shall be in lieu of any other severance benefits for which Executive might otherwise, by reason of the termination of his employment during the Change in Control Severance Period, be eligible under any other severance plan, program or arrangement of the Corporation, including Part Three of this Agreement.

2. Change in Control Severance Benefits. Subject to the requirements of Part Three - 1 of this Agreement, the Change in Control Severance Payments for which Executive may become eligible under this Part Four shall consist of the following payments and benefits:

A. Salary Continuation Benefits. Executive shall be eligible to receive Executive’s base salary for a total period of twenty-four (24) months at the annualized rate in effect for him at the time of his Involuntary Termination; provided, however, that if Executive’s Involuntary Termination is due to an event set forth in clause (C)(i) of the “Involuntary Termination” definition, then such salary continuation payments shall be based on the annualized rate of base salary in effect for Executive immediately prior to the applicable reduction. The salary continuation payments shall be made at periodic intervals in accordance with the Corporation’s payroll practices for salaried employees, beginning with the first pay date within the sixty (60)-day period measured from the date of Executive’s Separation from Service due to such Involuntary Termination on which the requisite Release is effective. In no event shall the first such payment be made later than the last day of such sixty (60)-day period on which the Release is so effective, unless a further deferral is required pursuant to Part Five - 3 of this Agreement. The salary continuation payments to which Executive becomes entitled in accordance with Part Three - 2.A or this Part Four - 2.A, if applicable) shall be treated as a right to a series of separate payments for purposes of Section 409A.

B. Health Care Coverage. Executive shall be eligible to receive the same level of Coverage Cost reimbursements (or payments in lieu of Coverage Cost reimbursements) and tax-gross up payments and at the same times as set forth in Part Three - 2.B and Part Three - 2.C of this Agreement.

C. Termination Bonus. Executive shall become entitled to receive an amount equal to two hundred percent (200%) of the annual target bonus in effect for Executive for the year in which Executive’s Involuntary Termination occurs (the “Termination Bonus”). Such amount shall be paid in a lump sum on the first business day, within the sixty (60)-day period measured from the later of (i) the date of Executive’s Separation from Service due to such Involuntary Termination or (ii) the closing date of the Change in Control, on which the Release is effective, unless a further deferral is required pursuant to Part Five - 3 of this Agreement. The payment shall be subject to the Corporation’s collection of all applicable withholding taxes, and Executive shall receive only the net amount remaining after such taxes have been collected. In no event shall any Termination Bonus be paid unless the Change in Control transaction is in fact consummated.

D. Equity Award Acceleration. If Executive holds one or more unvested Equity Awards (including Performance Equity Awards) immediately prior to Executive’s Involuntary Termination within the Change in Control Severance Period, then one hundred percent (100%) of the unvested portion of each of those Equity Awards shall immediately vest and become exercisable, within the sixty (60)-day period measured from the later of (i) the date of Executive’s Separation from Service due to such Involuntary Termination or (ii) the closing date of the Change in Control, on which the Release is effective, unless a further deferral is required pursuant to Part Five - 3 of this Agreement.

Any Options for which vesting is so accelerated, together with all other Options held by Executive that are vested and exercisable as of immediately prior to such Involuntary Termination, may be exercised for any or all of the underlying option shares as fully-vested shares. The Options as so accelerated and all other vested Options held by Executive shall remain outstanding until the earlier of (i) the expiration date of the maximum option term or (ii) the expiration of the limited period of time specified in the applicable stock option agreement for which the Option is to remain exercisable following Executive’s termination of employment with the Corporation, subject to earlier termination under the Plan.

PART FIVE - LIMITATION ON BENEFITS

1. No Duplication of Benefits. In no event shall Executive be entitled to benefits and payments under both Parts Three and Four of this Agreement.

2. Benefit Limit. The benefit limitations of this Part Five shall be applicable in the event Executive receives any benefits under this Agreement that are deemed to constitute parachute payments under Code Section 280G.

In the event that any payments to which Executive becomes entitled in accordance with the provisions of this Agreement or otherwise would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive under this Agreement (or on any other benefits to which Executive may become entitled in connection with any change in control or ownership of the Corporation or the subsequent termination of Executive’s employment with the Corporation) under Code Section 4999.

Should a reduction in benefits be required to satisfy the benefit limit of this Part Five - 2, then Executive’s salary continuation payments under Part Three - 2.A or Part Four - 2.A, as applicable, shall accordingly be reduced (with such reduction to be effected pro-rata to each payment) to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the amount of Executive’s bonus payment under Part Four - 2.C shall be reduced next, and finally the number of shares as to which Executive’s outstanding Equity Awards (including Options) would otherwise vest on an accelerated basis in accordance with Part Three - 2.D and Part Four - 2.D shall be reduced (based on the value of the parachute payment attributable to such option under Code Section 280G), to the extent necessary to eliminate such excess.

3. Section 409A.

A. Notwithstanding any provision to the contrary in this Agreement (other than Part Five - 3.B below), no payments, benefits or reimbursements to which Executive otherwise becomes entitled under Part Three or Part Four of this Agreement (other than reimbursement of Coverage Costs during the applicable period of COBRA coverage) shall be made or provided to Executive prior to the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation from Service or (ii) the date of Executive’s death, if Executive is deemed at the time of such Separation from Service to be a “specified employee” within the meaning of that term under Code Section 416(i) and the Corporation’s stock is publicly traded on an established securities market and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments, benefits and reimbursements deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or made to Executive in a lump sum, and any remaining payments, benefits and reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

If Executive is, at any time during the twelve-month period ending on the last day of any calendar year, deemed to be a “key employee” within the meaning of that term under Code Section 416(i), then Executive shall be deemed to be a specified employee subject to the delayed payment provisions of this Part Five - 3.A for the period beginning on the April 1 of the following calendar year and ending on the March 31 of the next year thereafter.

B. The six (6) month holdback set forth in the Part Five - 3.A above shall not be applicable to (i) any severance payments under Part Three or Part Four of this Agreement that qualify as Short-Term Deferral Payments and (ii) any remaining portion of the severance payments due Executive under Part Three or Part Four of this Agreement to the extent (i) that the dollar amount of those payments does not exceed two (2) times the lesser of (x) Executive’s annualized compensation (based on Executive’s annual rate of pay for the calendar year preceding the calendar year of Executive’s Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had Executive’s Separation from Service not occurred) or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s Separation from Service occurs, and (ii) such severance payments are to be made to Executive no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.

4. No Entitlement to Benefits. In no event shall Executive be entitled to any benefits under Part Three or Part Four of this Agreement if Executive’s employment ceases by reason of a Termination for Cause or if he voluntarily resigns other than for a reason which qualifies as grounds for an Involuntary Termination.

PART SIX - MISCELLANEOUS PROVISIONS

1. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (A) the Corporation and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Corporation’s assets (whether or not such transaction constitutes a Change in Control), and (B) Executive, the personal representative of his estate and his heirs and legatees.

2. Notices.

A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Corporation:

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, CA 94403

Attn: Board of Directors

To Executive:

Joseph Jackson

c/o WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, CA 94403

C. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

3. General Creditor Status. The benefits to which Executive may become entitled under Part Three or Part Four of this Agreement shall be paid, when due, from the Corporation’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Corporation and shall have no priority over the claims of other general creditors.

4. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State in which Executive was employed by the Corporation at the time of Executive’s Involuntary Termination. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable and consistent with the intent of the Parties hereto. If such provision cannot be so amended without altering the intention of the parties, then such provision, including any consideration specifically tied to such provision, will be stricken and the remainder of this Agreement shall continue in full force and effect. It is the intent of the Parties that should any of the Severance Benefit Conditions of Part Three - 1. be void or unenforceable as written herein then Executive shall not be entitled to any Additional Severance Benefits under Part Three or under Part Four (as the case may be).

5. Arbitration.

A. Each party agrees that any and all disputes which arise out of or relate to Executive’s employment, the termination of Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and Executive and the Corporation expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with the Corporation or its termination. Executive understands that Executive may bring a proceeding as a Private Attorney General, as permitted by California law. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the

Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing a court action regarding any such claim, except as permitted by law. Executive further understands that this agreement to arbitrate also applies to any disputes that the company may have with Executive. Executive understands that nothing in this Agreement constitutes a waiver of any rights Executive may have under applicable law, including, but not necessarily limited to, Section 7 of the National Labor Relations Act or the Sarbanes-Oxley Act, including any rights prohibiting compulsory arbitration. Similarly, nothing in this agreement prohibits Executive from engaging in protected activity (as defined herein).

B. Arbitration shall be held in San Mateo County, California and conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings. To the extent that any of the AAA Rules or anything in this Part Six - 5 conflict with applicable law, the arbitration procedures required by applicable law shall govern.

C. During the course of the arbitration, the Corporation will pay the arbitrator’s fee and any other type of expense or cost that Executive would not otherwise be required to bear if he were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration. The Corporation and Executive shall each bear its or his own respective attorneys’ fees incurred in connection with the arbitration, and the arbitrator shall award reasonable attorneys’ fees and costs of arbitration to the prevailing party. If there is a dispute as to whether Executive or the Corporation is the prevailing party in the arbitration, the arbitrator will decide the issue. Executive acknowledges and agrees that Executive is executing this agreement voluntarily and without any duress or undue influence by the Corporation or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Part Six - 5 and has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this arbitration provision and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

D. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

6. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by Government Agencies including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Corporation.

Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Corporation Confidential Information to any parties other than the Government Agencies. Executive further understands that Executive is not permitted to disclose the Corporation’s attorney-client privileged communications or attorney work product. In addition, Executive hereby acknowledge that the Corporation has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit C.

7. Modification; Severability.

A. This Agreement may be amended by the parties only by a written agreement signed by Executive and an authorized officer of the Corporation.

B. In the event that, any one or more of the restrictive covenants of Part Two - 7 of this Agreement shall for any reason be held to be unenforceable for any reason including, but not limited to, being excessively broad as to duration, geographical scope, activity or subject, it shall be construed or modified by limiting and reducing it, so as to provide the Corporation with the maximum protection of its business interests and yet be enforceable under the applicable law as it shall then exist.

8. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9. Complete Agreement. This Agreement, together with Executive’s PIIA, shall constitute the entire agreement and understanding of the Corporation and Executive with respect to subjects covered and replace all prior and contemporaneous written or verbal agreements and understandings between Executive and the Corporation regarding such subjects, including the Original Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Employment Agreement as of the dates indicated below.

WAGEWORKS, INC.

By:	/s/ Kimberly L. Wilford

Title:	Senior Vice President, Corporate Secretary and General Counsel

Dated: April 18, 2017

EXECUTIVE

/s/ Joseph L. Jackson
JOSEPH L. JACKSON

Dated: April 18, 2017

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

FORM OF SEVERANCE & GENERAL RELEASE AGREEMENT

I,                     , of behalf of myself, my heirs, administrators and representatives, enter into this Severance & General Release Agreement (“Release”) in exchange for the severance benefits under [ Part Three / Part Four ] of that certain Third Restated and Amended Employment Agreement between WageWorks, Inc. (the “Corporation”) and myself, dated             , 2017 (the “Agreement”), following the [ DATE ] Involuntary Termination of my employment with the Corporation.

1. I represent that (i) I have received from the Corporation all wages earned by me and other amounts owed to me as a result of my employment with the Corporation through my Involuntary Termination; (ii) I have returned to the Corporation all items of property that the Corporation paid for and/or provided to me for my use during employment with the Corporation; and (iii) I have returned the Corporation all documents, materials and writings made or received by me during the course of my employment with the Corporation (including copies, excerpts and summaries, whether in paper or electronic form) except my personal copies of documents evidencing my hire, compensation, benefits and stock options, the Agreement, my Proprietary Information and Inventions Agreement with the Corporation (“PIIA”), and any documents I received from the Corporation as a stockholder of the Corporation.

2. I hereby waive, release and forever discharge the Corporation, its current and former officers, directors, agents, employees, stockholders, successors, assigns, parent, subsidiary and affiliated entities (collectively, “Releasees”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to any acts or omissions occurring on and prior to the date I sign this Release, including (without limitation) those arising from or relating to my hiring and employment with the Corporation and the termination of that employment (collectively, “Claims”), including (without limitation) Claims of wrongful discharge, infliction of emotional distress, defamation, fraud, breach of contractual obligations, violation of public policy, discrimination, harassment and retaliation in violation of applicable law, including under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), and all Claims for violation of any other applicable federal, state and/or local law.

(a) In furtherance of my intent to waive, release and forever discharge all Claims against the Releasees, including those that are presently “known and unknown, suspected and unsuspected, disclosed and undisclosed,” I also waive all rights and benefits conferred on me (if any) by Section 1542 of the California Civil Code and by any comparable provision of other applicable law. I understand that Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I understand that this means that, if I later discover facts different from or in addition to those that I know or believe to be true as of the date this Release becomes effective, that this Release shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.

(b) The only exceptions to my waiver, release and discharge of this Paragraph 2 are any Claims I may have (i) for severance benefits under the Agreement; (ii) for benefits under a government-administered benefits program such as, but not limited to, unemployment insurance benefits; (iii) for workers’ compensation benefits under any of the Corporation’s workers’ compensation insurance policy or fund (and I represent that I have provided written report(s) to the Corporation’s General Counsel and/or Vice President of Human Resources of all work-related illnesses or injuries I have incurred during my employment with the Corporation); (iv) for any benefits vested under any written employee benefit plan sponsored by the Corporation and governed by ERISA; (v) arising from acts or omissions by any Releasees occurring after the date I sign this Release; and (v) which, under applicable law, are not waivable.

3. I acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. I agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (a) I should consult with an attorney prior to executing this Release; (b) I have twenty-one (21) days within which to consider this Release; (c) I have seven (7) days following my execution of this Release to revoke this Release; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event I sign this Release and return it to the Corporation in less than the 21-day period identified above, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Release. I acknowledge and understand that revocation must be accomplished by a written notification to the Corporation’s Vice President of Human Resources that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. This Release will not become effective until the eighth day after I have signed this Release, provided that I have not timely revoked my signature agreement to this Release.

4. I understand that nothing in this Release shall in any way limit or prohibit me from engaging in any Protected Activity. For purposes of this Release, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). I understand that in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Corporation. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Corporation confidential information to any parties other than the Government Agencies. I further understand that “Protected Activity” does not include the disclosure of any Corporation attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, I am notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5. I represent and warrant that (i) I have carefully read and understand the terms and conditions of the Agreement, my PIIA and this Release (collectively, “My Agreements”), (ii) I am not signing this Release in reliance on any promise or representation not contained in any of My Agreements; and (iii) I sign this Release knowingly, voluntarily and without coercion or duress.

Date:

Signature:

Print Name:

EXHIBIT C

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”